Exhibit 99.1
August 12, 2021
Fellow Shareholders,
DoorDash's mission is to grow and empower local economies. We are pleased with our consistent execution as the communities we operate in continued reopening and in-store dining increased across the U.S. Among key achievements in Q2 2021, DoorDash:
•Established new quarterly records for Total Orders and Marketplace GOV
•Increased average order frequency to record levels and grew DashPass subscribers quarter-over-quarter ("Q/Q")
•Drove Adjusted EBITDA of $113 million while increasing investment in new categories and international markets
Q2 2021 Key Financial Metrics
•Revenue grew 83% year-over-year ("Y/Y") to $1.2 billion, Total Orders grew 69% Y/Y to 345 million, and Marketplace GOV grew 70% Y/Y to $10.5 billion
•GAAP gross profit of $657 million, increased 101% Y/Y from $327 million in Q2 2020
•GAAP net loss of $102 million, compared to net income of $23 million in Q2 2020
•Adjusted EBITDA of $113 million, increased 43% Y/Y from $79 million in Q2 2020
(Figure in millions, except percentages)

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Operating Trends
CONSUMERS
Stay-at-home orders, dining restrictions, and stimulus associated with the COVID-19 pandemic accelerated demand for convenience in the categories we participate in. We outperformed our peers in the period when pandemic-related restrictions were most severe, gaining over 9 percentage points of U.S. category share from March 2020 through March 20211. In Q2, many U.S. markets reopened, in-store dining rates increased, and U.S. restaurant industry sales reached an all-time high2. We believe consistent execution enabled us to outperform in this environment as well, gaining 3 percentage points of U.S. category share from March 2021 through June 20211. While the current environment remains uncertain, we believe demand for services that make life more convenient will increase nearly perpetually over the long-term. We hope to match that with ongoing innovation and execution that results in a service that delights our consumers and drives growth for our merchant partners, Dashers, and shareholders.
We believe we have the largest and most highly engaged consumer base in our category in the U.S., which reflects the selection, quality, and affordability we offer. In Q2, we added meaningful selection in each of our Marketplace categories: restaurants, grocery, convenience, pets, and alcohol. We also made progress across several key quality metrics, with Q/Q reductions in rates of extreme lateness and cancellations. We believe quality improvements contribute to increased consumer satisfaction and order frequency over time. In Q2, average order frequency increased on both a Q/Q and Y/Y basis.
DashPass remains our primary tool for lowering per order consumer fees. In Q2, we grew DashPass subscribers on a Q/Q and Y/Y basis. On a Y/Y basis, DashPass subscribers grew more than twice as fast as non-DashPass monthly active users. Average order frequency for DashPass subscribers increased Q/Q, which means average savings for subscribers also increased. While we are excited by these cost savings, we believe there is more room to improve acquisition and retention by adding value beyond cost savings, which we will look to deliver going forward.
Marketplace orders from non-restaurant categories grew substantially faster than restaurant orders on both a Y/Y and Q/Q basis in Q2. We saw growth in the number of existing consumers who ordered from a new category in Q2 and in the number of new consumers who placed their first order on DoorDash in a new category. Our analysis of behavior suggests consumers who order from new categories on our Marketplace subsequently increase their order volume on our Marketplace as a whole and in the restaurant category by more than consumers who do not order from new categories. This increases our confidence in the value new categories provide to consumers and our platform.
As in restaurants, selection is important to driving order volume in new categories. In Q2, we added over 5,000 new third-party convenience stores to our Marketplace, launched Albertsons in our grocery category, added PetSmart as a key Marketplace partner in the pet category, doubled our SKU capacity to accommodate large catalogs, and improved our support for weighted items.
Strong early demand signals in non-restaurant categories have increased our confidence in their potential. We intend to increase our level of investment in these categories in the second half of 2021, with a particular near-term focus on expanding selection and improving the quality and consistency of our delivery experience. We must also continue to learn. These categories remain nascent and each has a long list of unique complexities that will demand attention-to-detail and customized approaches to marketing, productization, and logistics. These are the types of problems our team relishes solving.
1 Analysis based on data from Edison Trends, the leading provider of digital insights for restaurants and food delivery. Edison defines the category as the dollar value of orders placed on Caviar, DoorDash, Grubhub, Postmates, Uber Eats, and other platforms that collectively represent less than four percent of total category share as of June 30, 2021.
2 Based on U.S. Census Bureau monthly retail trade data for the Food Services and Drinking Places category.

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Similar to new categories, we see substantial opportunity in international markets and intend to invest aggressively in their growth in the second half of 2021. We take a long-term approach to our international markets, and our focus remains heavily weighted toward improving the basic inputs of selection, quality, and affordability. Our international Marketplace GOV grew faster than our U.S. Marketplace GOV in Q2 on both a Q/Q and Y/Y basis and, based on third party data, we believe we gained share in both Canada and Australia in the quarter.
Late in Q2, we launched in Japan, our third international market. While it is too early to extract meaningful signals, we exceeded our initial expectations for merchant and Dasher acquisition and are excited by the potential to serve consumers, merchants, and Dashers in the country. We continue to believe there is substantial room in international markets for services with differentiated selection, quality, and affordability to create retention advantages that compound over time.
DASHERS
In Q2, over three million people dashed, including more first-time Dashers than in any previous quarter. Our ability to attract a record number of new Dashers in an otherwise tight labor market highlights the persistent demand for small increments of work. It also highlights the additive value dashing offers in accessibility, flexibility, equitable access, and immediacy of earnings. Said simply, we believe dashing's unique characteristics make it different than traditional structured work and different than ride-share, which should allow it to serve as a valuable incremental earning opportunity for millions of people in a wide variety of macro-economic backdrops.
We believe the majority of U.S. adults would qualify to be Dashers if they were to sign up. Those who want to dash and pass our background check are typically eligible to begin dashing the same day they apply. This allows millions of people to start earning whenever they want, stop earning whenever they want, and repeat the cycle whenever they want.
Because Dashers select when and how much to work, Dashers are often referred to as “gig-economy workers” or just “gig workers”. We believe this characterization creates a false dichotomy that misrepresents the nature of dashing and does a disservice to Dashers, the vast majority of whom dash on top of other working opportunities or life commitments. Based on a recently conducted survey3, 42% of Dashers have other full time jobs, 12% have other part-time jobs, 11% are full-time caregivers or stay-at-home parents, and 9% are students. In other words, Dashers do not operate in a separate "gig-economy" or choose to be "gig-workers". They are simply people with an ambition to earn income, but with a desire to do so in a way that accommodates other commitments they have in their lives.
Source: Quadrant Strategies
3 Quadrant Strategies conducted an online survey of 4,083 Dashers across the U.S. between July 19 and 26, 2021. The margin of error is +/- 2%.

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The value of dashing’s accessibility and flexibility is also evident in when and how people dash. In Q2, over 85% of dashes began using our Dash Now feature, which enables Dashers to open their app and begin dashing immediately, rather than signing up in advance to work at a particular time. We also see marked variability in the days and times individuals choose to dash. Among Dashers that dashed on a Monday in Q2, just over half dashed the subsequent Monday, and less than 20% dashed each of the next four Mondays (the pattern is similar for all days of the week). Combining these two data points suggests people often choose to dash in a spontaneous manner, switching days or times based on immediate circumstances, in a way that structured work does not typically allow.
For the small number of Dashers that choose to dash on a full-time equivalent basis, this level of dashing is often transitory. Fewer than 1% of Dashers in Q2 averaged 30+ active hours per week in the quarter, and fewer than 0.1% had averaged 30+ active hours per week in each of the last four quarters. Since Dashers have the flexibility to choose when and how much to work, this data does not suggest that dashing cannot be a full time job, only that most Dashers do not currently use the platform that way.
When viewed through the lens of a single all-inclusive economy, we believe direct comparisons between dashing and traditional structured work are misguided. Instead, we believe analysts, commentators, and policymakers should recognize the choices people have, and evaluate the breadth of individual opportunity in a world where both structured and unstructured working opportunities exist against one in which only traditional structured work is available.
When asked what type of work Dashers would do to replace the income they make if they were unable to deliver food or do ride-share, the single most common response was "I would not work." This suggests the earnings from dashing are incremental, and that limiting or eliminating the accessibility and flexibility that make dashing unique would disenfranchise the students, parents, care-givers, and entrepreneurs who leverage them to generate earnings in a way that traditional work does not typically allow.
MERCHANTS
We believe the best way to grow our business is to align our incentives with those of our Merchant partners, and then create tools that help them build and grow their businesses. DoorDash's commitment to local merchants and the communities we operate in is embedded in our mission and is essential to our success. Our beliefs are evident in the variety of services we offer and have led to tangible results; partner merchants grew sales on our Marketplace by 35% Y/Y on a same-store basis in Q2.

In Q2, we introduced new Merchant pricing plans that increased clarity, flexibility, and choice for restaurants on our Marketplace, launched the DoorDash Insights Hub to help merchants analyze and improve menu and operational performance, and introduced new tools to help merchants manage order volume from DoorDash during periods when capacity is strained.
Merchant feedback around the added clarity and choice in our new Merchant pricing plans has been positive overall and we believe we provide substantial value to merchants in each of the tiers, which align fees paid with the value and services we provide. Through the end of Q2, the majority of merchants who selected a package had chosen either our Premium or Plus plan, which have price points above our 15% commission rate Basic plan. We believe this highlights our ability to drive value through incremental programs like DashPass, extended delivery radii, and lower consumer pricing.

Although our Premium and Plus options typically provide more sales to merchants, we believe we provide substantial value at a low price point in our Basic plan, which is evident in satisfaction rates. Our recent survey found 73% of Basic plan adopters were Somewhat Happy or Very Happy with their plan. Relative to our initial expectations, we have seen a higher-than-expected mix of demand for our Premier and Basic plans, with the greatest upside to our estimate in the Premium plan. We do not expect this variance to impact Take Rate, defined as revenue as a percentage of Marketplace GOV, in a way that is noticeable to investors.

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We were pleased to see so many of our restaurant partners performing well in Q2. We believe the simultaneous return of in-store dining with ongoing growth in consumer demand for delivery highlights a simple dynamic; delivery allows restaurants to address more consumer use cases. By offering a broader variety of consumption options with higher levels of convenience, we believe restaurants are able to address a broader pool of consumer demand. We expect a similar dynamic to play out in many categories of local commerce, and intend to position DoorDash to help merchants of all kinds address this omni-channel opportunity.

Food Services and Drinking Places: U.S. Total Seasonally Adjusted Sales and DoorDash Marketplace GOV
Millions
$250,000
$200,000
$150,000
$100,000
$50,000
$0
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021
Food Services and Drinking Places: U.S. Total Seasonally Adjusted Sales
DoorDash Marketplace GOV

Sources: U.S. Census Bureau, DoorDash internal data
In our Platform Services business, which primarily consists of Drive and Storefront, we added more active stores on Drive in Q2 than in any previous quarter and generated more gross fees than any previous quarter. Our Platform Services currently help well over 150,000 stores build and grow their own first-party digital channels. However, this is a small fraction of the millions of local businesses in the geographies we serve that are likely to transition to omni-channel commerce in the coming years. We intend to invest aggressively to expand our suite of services and make them easier to use, so that the smallest local merchants can build and manage a branded omni-channel experience that matches the quality and service levels of the world’s largest players.
In many jurisdictions, temporary price controls have begun rolling off as dine-in rates increase. In Q2, the net impact to our revenue from temporary price controls was $26M. We currently expect a slightly smaller net impact in Q3.
Despite California’s economy fully reopening on June 15, the City of San Francisco has taken the unprecedented step of passing a permanent price control. In response, we and our co-plaintiff filed a complaint in the U.S. District Court challenging the legality of this legislation. We believe this legislation and any similar legislation is unnecessary in light of the range of choices available to merchants; harmful to consumers, Dashers, and the restaurants these policies are intended to help; and unconstitutional.

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Financial and Operational Highlights
In Q2 2021, we grew Total Orders 69% Y/Y to 345 million. On a Y/Y basis, order growth was driven by increased average order frequency, new consumer growth, and growth in Drive orders. International orders grew substantially faster than domestic orders on both a Q/Q and Y/Y basis in Q2.
Q2 2021 Marketplace GOV grew 70% Y/Y to $10.5 billion. Average order values on our Marketplace in Q2 were consistent with Q1 2021, and remained above pre-COVID levels. We continue to expect average order values to decline slightly going forward, due in part to expected growth in convenience orders.
Strong growth in Marketplace GOV drove Q2 2021 revenue up 83% Y/Y to $1.2 billion. Take Rate was 11.8% in Q2, up from 10.9% in Q1 2021 and 11.0% in Q2 2020. Improvements in order quality and lower Dasher costs as a percentage of GOV contributed to the Q/Q increase in Take Rate in Q2. The Y/Y increase to Take Rate was driven primarily by lapping the impact of merchant relief investments made in the early stages of the COVID pandemic.
Adjusted Gross Profit increased 96% Y/Y to $700 million. As a percentage of Marketplace GOV, our Adjusted Gross Profit increased to 6.7% in Q2 2021 from 5.3% in Q1 2021 and 5.8% in Q2 2020. The increase in Take Rate and improved quality, both resulting from improved Dasher supply, were the primary drivers of increased Adjusted Gross Profit as a percentage of Marketplace GOV on a Q/Q basis.
Q2 2021 Contribution Profit increased 50% Y/Y to $290 million or 2.8% of Marketplace GOV. Adjusted sales and marketing as a percentage of Marketplace GOV was 3.9% in Q2 2021, up from 3.2% in Q1 2021 and 2.7% in Q2 2020. Q2 adjusted sales and marketing as a percentage of Marketplace GOV increased on a Q/Q and Y/Y basis primarily due to increased Dasher acquisition costs stemming from higher levels of acquisition and elevated advertising rates. We currently expect advertising spend for Dasher acquisition to remain elevated through the end of 2021. Customer acquisition costs in Q2 were consistent with levels from Q1.
Adjusted EBITDA reached $113 million in Q2 2021. Q2 Adjusted EBITDA as a percentage of Marketplace GOV was 1.1%, which increased from 0.4% in Q1 2021, but decreased from 1.3% in Q2 2020. The Q/Q increase in Adjusted EBITDA as a percentage of Marketplace GOV was driven by increased Contribution Profit from U.S. restaurant Marketplace orders, partially offset by increased investment in international markets and new categories.
In Q2 2021, operating cash flow was $252 million and free cash flow was $198 million. We ended the quarter with $4.7 billion of cash, cash equivalents, and marketable securities and no debt.
Q3 and Full Year 2021 Outlook
Among other factors, our outlook anticipates a seasonal decline in new consumer acquisition and order rates in Q3. Our outlook also anticipates increased levels of investment in new categories, international markets, and Platform Services in Q3 and Q4. While we observed encouraging trends in the first half of 2021, we caution investors that significant uncertainty remains and consumer behavior could deviate from the expectations included in our guidance.
We expect Q3 Marketplace GOV to be in a range of $9.3 billion to $9.8 billion, with Q3 Adjusted EBITDA in a range of $0 million to $100 million.
We expect 2021 Marketplace GOV to be in a range of $39.0 billion to $40.5 billion, with 2021 Adjusted EBITDA in a range of $150 million to $350 million.

(In millions)	Third Quarter 2021	Full Year 2021
Marketplace GOV	$9,300 - $9,800	$39,000 - $40,500
Adjusted EBITDA(1)	$0 - $100	$150 - $350

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(1)With regards to the Non-GAAP Adjusted EBITDA guidance provided above, a reconciliation to GAAP net income (loss) has not been provided as the quantification of certain items included in the calculation of GAAP net income (loss) cannot be reasonably calculated or predicted at this time without unreasonable efforts. For example, the non-GAAP adjustment for stock-based compensation expense requires additional inputs such as number of shares granted and market price that are not currently ascertainable, and the non-GAAP adjustment for certain legal, tax and regulatory reserves and expenses depends on the timing and magnitude of these expenses and cannot be accurately forecasted.
Conclusion
On August 3, a Dasher delivered the second billionth order through our platform; a meal from Panda Express delivered through our Drive service. This came just over 9 months after reaching our first billionth order, which we achieved in just over seven years. We were able to scale at this pace and drive more volume for merchants while simultaneously raising earnings for Dashers, increasing selection, and expanding into new categories, new product areas, and new geographies. Achieving this is an extraordinary testament to the talent, dedication, and optimism of DoorDash employees.
We believe the broad secular shift toward omni-channel local commerce remains nascent. However, the scale and fragmentation of local commerce suggests the problems to be solved will get more difficult, coordination between internal and external stakeholders will become more complex, and vectors for competitive threats will increase. At the same time, we expect the pace of consumer behavioral shifts to slow compared to the extraordinary pace of change in recent quarters.
In order to meet these challenges and build the business we envision, we intend to invest aggressively to improve our capabilities in restaurants, expand into new categories, broaden Platform Services, and increase our geographic scope. The scale of the opportunity is enormous, but we must move with speed, scale, and purpose to maintain the standard of excellence that has supported our execution so far. Our expectations of ourselves are high. We will do our best to exceed them.
We could not be more grateful to our employees for the confidence they place in us, or more humbled by our shareholders who entrust us with their capital. Thank you for making this journey possible.

Sincerely,

Tony Xu, Co-founder, CEO and Board Chair, and Prabir Adarkar, CFO

IR Contact: Andy Hargreaves, CFA ir@doordash.com	PR Contact: Press at DoorDash press@doordash.com
Webcast
DoorDash will host a webcast today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss these financial results and business highlights. To listen to a live audio webcast, please visit our Investor Relations page at https://ir.doordash.com. The archived webcast will be available on our Investor Relations page shortly after the call.
Available Information
We announce material information to the public about us, our products and services, and other matters through a variety of means, including filings with the SEC, press releases, public conference calls, webcasts, the investor relations section of our website (ir.doordash.com), our blog (blog.doordash.com), and our Twitter account (@DoorDash) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with our disclosure obligations under Regulation FD.

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Forward-Looking Statements
This investor letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements in this investor letter include, but are not limited to, our beliefs regarding our financial position and operating performance, including our outlook and guidance for the third quarter and full year 2021, and demand for our platform and for local logistics platforms in general. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: competition, managing our growth and corporate culture, financial performance, including the impact of the COVID-19 pandemic on our business and operations and our ability to forecast our performance due to our limited operating history and the COVID-19 pandemic, investments in new products or offerings, our ability to attract merchants, consumers and Dashers to our platform, legal proceedings and regulatory matters and developments, any future changes to our business or our financial or operating model, and our brand and reputation. The forward-looking statements contained in this investor letter are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2020. All forward-looking statements in this investor letter are based on information available to DoorDash and assumptions and beliefs as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
To supplement our financial information presented in accordance with GAAP, we consider certain financial measures that are not prepared in accordance with GAAP, including adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit (Loss), Adjusted Gross Margin, Contribution Profit (Loss), Contribution Margin, Adjusted EBITDA, Adjusted EBITDA Margin, and free cash flow. We use these financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our business and financial performance. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods with other companies in our industry.
We define adjusted cost of revenue as cost of revenue, exclusive of depreciation and amortization, excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. Allocated overhead is determined based on an allocation of shared costs, such as facilities (including rent and utilities) and information technology costs, among all departments based on employee headcount. We define adjusted sales and marketing expense as sales and marketing expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted research and development expense as research and development expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted general and administrative expense as general and administrative expenses excluding stock-based compensation expense and certain payroll tax expense, certain legal, tax, and regulatory settlements, reserves, and expenses, acquisition-related

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costs, impairment expenses, and including allocated overhead from cost of revenue, sales and marketing, and research and development.
We define Adjusted Gross Profit (Loss) as gross profit (loss) plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue, and (iii) allocated overhead included in cost of revenue. Gross profit (loss) is defined as revenue less (i) cost of revenue, exclusive of depreciation and amortization and (ii) depreciation and amortization related to cost of revenue. Adjusted Gross Margin is defined as Adjusted Gross Profit (Loss) as a percentage of revenue for the same period.
We define Contribution Profit (Loss) as our gross profit (loss) less sales and marketing expense plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing expenses, and (iii) allocated overhead included in cost of revenue and sales and marketing expenses. We define gross margin as gross profit (loss) as a percentage of revenue for the same period and we define Contribution Margin as Contribution Profit (Loss) as a percentage of revenue for the same period.
We define Adjusted EBITDA as net income (loss), adjusted to exclude (i) certain legal, tax, and regulatory settlements, reserves, and expenses, (ii) a one-time non-cash change in fair value of a forward contract related to the issuance of our Series F redeemable convertible preferred stock, (iii) loss on disposal of property and equipment, (iv) acquisition-related costs, (v) impairment expenses, (vi) provision for income taxes, (vii) interest income and expense, (viii) foreign exchange gain (loss), (ix) stock-based compensation expense and certain payroll tax expense, and (x) depreciation and amortization expense. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue for the same period.

We define free cash flow as cash flows from operating activities less purchases of property and equipment and capitalized software and website development costs.
Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Further, these metrics have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations. Thus, our adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit (Loss), Adjusted Gross Margin, Contribution Profit (Loss), Contribution Margin, Adjusted EBITDA, Adjusted EBITDA Margin, and free cash flow should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

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DOORDASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31, 2020	June 30, 2021
Assets
Current assets:
Cash and cash equivalents	$4,345	$3,334
Marketable securities	514	1,334
Funds held at payment processors	146	120
Accounts receivable, net	291	245
Prepaid expenses and other current assets	221	146
Total current assets	5,517	5,179
Property and equipment, net	210	306
Operating lease right-of-use assets	203	262
Goodwill	316	316
Intangible assets, net	74	67
Other assets	33	52
Total assets	$6,353	$6,182
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$80	$96
Operating lease liabilities	15	23
Convertible notes	364	—
Accrued expenses and other current liabilities	943	1,132
Total current liabilities	1,402	1,251
Operating lease liabilities	238	298
Other liabilities	13	14
Total liabilities	1,653	1,563
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	6,313	6,444
Accumulated deficit	(1,613)	(1,825)
Total stockholders’ equity	4,700	4,619
Total liabilities and stockholders’ equity	$6,353	$6,182

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DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
Revenue	$675	$1,236	$1,037	$2,313
Costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	323	555	517	1,118
Sales and marketing	168	427	320	760
Research and development	38	100	71	182
General and administrative	88	216	170	385
Depreciation and amortization	31	37	55	66
Total costs and expenses	648	1,335	1,133	2,511
Income (loss) from operations	27	(99)	(96)	(198)
Interest income	2	—	5	2
Interest expense	(9)	(1)	(13)	(13)
Other income (expense), net	3	—	(1)	—
Income (loss) before provision for income taxes	23	(100)	(105)	(209)
Provision for income taxes	—	2	1	3
Net income (loss)	23	(102)	(106)	(212)
Undistributed earnings allocated to preferred stockholders	(23)	—	—	—
Net loss attributable to common stockholders	$—	$(102)	$(106)	$(212)
Net loss per share attributable to common stockholders, basic and diluted	$—	$(0.30)	$(2.39)	$(0.64)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	44,513	334,707	44,341	331,280

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DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2020	2021
Cash flows from operating activities
Net loss	$(106)	$(212)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	55	66
Stock-based compensation	8	235
Bad debt expense	7	31
Reduction of operating lease right-of-use assets and accretion of operating lease liabilities	20	23
Non-cash interest expense	13	11
Impairment of operating lease right-of-use assets	6	—
Other	5	11
Changes in operating assets and liabilities:
Funds held at payment processors	(17)	26
Accounts receivable, net	(166)	14
Prepaid expenses and other current assets	26	77
Other assets	(12)	(17)
Accounts payable	43	17
Accrued expenses and other current liabilities	210	153
Payments for operating lease liabilities	(12)	(18)
Other liabilities	5	1
Net cash provided by operating activities	85	418
Cash flows from investing activities
Purchases of property and equipment	(37)	(63)
Capitalized software and website development costs	(21)	(45)
Purchases of marketable securities	(274)	(1,112)
Maturities of marketable securities	265	292
Sales of marketable securities	4	—
Other investing activities	—	(8)
Net cash used in investing activities	(63)	(936)
Cash flows from financing activities
Proceeds from issuance of preferred stock, net of issuance costs	382	—
Proceeds from issuance of convertible notes, net of issuance costs	333	—
Repayment of convertible notes	—	(333)
Proceeds from exercise of stock options	2	23
Deferred offering costs paid	(3)	(10)
Taxes paid related to net share settlement of equity awards	—	(172)
Net cash provided by (used in) financing activities	714	(492)
Net increase (decrease) in cash, cash equivalents, and restricted cash	736	(1,010)
Cash, cash equivalents, and restricted cash
Cash, cash equivalents, and restricted cash, beginning of period	287	4,345
Cash, cash equivalents, and restricted cash, end of period	$1,023	$3,335
Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$995	$3,334
Restricted cash	28	1
Total cash, cash equivalents, and restricted cash	$1,023	$3,335
Supplemental disclosure of cash flow information
Cash paid for interest	$—	$42
Cash paid for income taxes	$1	$4
Non-cash investing and financing activities
Purchases of property and equipment not yet settled	$21	$21
Leasehold improvements acquired through tenant improvement allowance	$9	$3
Unrealized gain on marketable securities	$2	$—
Stock-based compensation included in capitalized software and website development costs	$2	$45

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DOORDASH, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
(In millions)	Sept. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sept. 30, 2020	Dec. 31, 2020	Mar.31, 2021	Jun. 30, 2021

Cost of revenue, exclusive of depreciation and amortization	$133	$170	$194	$323	$382	$469	$563	$555
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(1)	—	(1)	—	—	(31)	(9)	(13)
Allocated overhead	(5)	(7)	(5)	(5)	(4)	(4)	(5)	(6)
Adjusted cost of revenue	$127	$163	$188	$318	$378	$434	$549	$536

Sales and marketing	$167	$149	$152	$168	$290	$347	$333	$427
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	—	—	(1)	—	—	(37)	(10)	(14)
Allocated overhead	(3)	(4)	(2)	(4)	(4)	(4)	(4)	(3)
Adjusted sales and marketing	$164	$145	$149	$164	$286	$306	$319	$410

Research and development	28	$34	$33	$38	$41	$209	$82	$100
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(2)	(2)	(1)	(2)	(2)	(172)	(36)	(47)
Allocated overhead	(3)	(4)	(4)	(3)	(4)	(3)	(3)	(3)
Adjusted research and development	$23	$28	$28	$33	$35	$34	$43	$50

General and administrative	$61	$66	$82	$88	$167	$219	$169	$216
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(1)	(2)	(2)	(1)	(1)	(82)	(45)	(65)
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	(17)	(13)	(24)	(12)	(79)	(45)	(13)	(36)
Acquisition-related costs	(4)	(1)	—	—	—	(1)	—	—
Impairment expenses(2)	—	—	—	(6)	(5)	—	—	—
Allocated overhead from cost of revenue, sales and marketing, and research and development	11	15	11	12	12	11	12	12
Adjusted general and administrative	$50	$65	$67	$81	$94	$102	$123	$127

(1)We exclude certain costs and expenses from our calculation of adjusted general and administrative expense because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, (ii) reserves for the collection of sales and indirect taxes that we do not expect to incur on a recurring basis, (iii) costs related to the settlement of an intellectual property matter, (iv) expenses related to supporting various policy matters, including those related to worker classification and price controls, and (v) donations as part of our COVID-19 pandemic relief efforts. We believe it is appropriate to

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exclude the foregoing matters from our calculation of adjusted general and administrative expense because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 and similar legislation.
(2)Consists of impairment expense related to an operating lease right-of-use asset associated with our former headquarters.

	Three Months Ended
(In millions, except percentages)	Sept. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sept. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	Jun. 30, 2021

Revenue	$239	$298	$362	$675	$879	$970	$1,077	$1,236
Less: Cost of revenue, exclusive of depreciation and amortization	(133)	(170)	(194)	(323)	(382)	(469)	(563)	(555)
Less: Depreciation and amortization related to cost of revenue	(6)	(12)	(20)	(25)	(28)	(24)	(21)	(24)
Gross profit	$100	$116	$148	$327	$469	$477	$493	$657
Gross Margin	42%	39%	41%	48%	53%	49%	46%	53%
Less: Sales and marketing	(167)	(149)	(152)	(168)	(290)	(347)	(333)	(427)
Add: Depreciation and amortization related to cost of revenue	6	12	20	25	28	24	21	24
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing	1	—	2	—	—	68	19	27
Add: Allocated overhead included in cost of revenue and sales and marketing	8	11	7	9	8	8	9	9
Contribution Profit (Loss)	$(52)	$(10)	$25	$193	$215	$230	$209	$290
Contribution Margin	(22)%	(3)%	7%	29%	24%	24%	19%	23%

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	Three Months Ended
(In millions, except percentages)	Sept. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sept. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	June 30, 2021

Gross profit	$100	$116	$148	$327	$469	$477	$493	$657
Add: Depreciation and amortization related to cost of revenue	6	12	20	25	28	24	21	24
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue	1	—	1	—	—	31	9	13
Add: Allocated overhead included in cost of revenue	5	7	5	5	4	4	5	6
Adjusted Gross Profit	$112	$135	$174	$357	$501	$536	$528	$700
Adjusted Gross Margin	47%	45%	48%	53%	57%	55%	49%	57%

	Three Months Ended
(In millions, except percentages)	Sept. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sept. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	Jun. 30, 2021

Net income (loss)	$(152)	$(134)	$(129)	$23	$(43)	$(312)	$(110)	$(102)
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	17	13	24	12	79	45	13	36
Loss on disposal of property and equipment	—	1	—	—	—	—	—	—
Acquisition-related costs	4	1	—	—	—	1	—	—
Impairment expenses(2)	—	—	—	6	5	—	—	—
Provision for income taxes	1	—	1	—	1	1	1	2
Interest income and expense	(6)	(4)	1	7	8	9	10	1
Foreign exchange (gain) loss	—	—	4	(3)	(1)	(3)	—	—
Stock-based compensation expense and certain payroll tax expense	4	4	5	3	3	322	100	139
Depreciation and amortization expense	7	16	24	31	34	31	29	37
Adjusted EBITDA	$(125)	$(103)	$(70)	$79	$86	$94	$43	$113
Adjusted EBITDA Margin	(52)%	(35)%	(19)%	12%	10%	10%	4%	9%

(1)We exclude certain costs and expenses from our calculation of Adjusted EBITDA because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, (ii) reserves for the collection of sales and indirect taxes that we do not expect to incur on a recurring basis, (iii) costs related to the settlement of an intellectual property matter, (iv) expenses related to supporting various policy matters, including those related to worker classification and price controls, and (v) donations as part of our COVID-19 pandemic relief efforts. We believe it is appropriate to exclude the foregoing matters from our calculation of Adjusted EBITDA because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 and similar legislation.
(2)Consists of impairment expense related to an operating lease right-of-use asset associated with our former headquarters.

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	Six Months Ended June 30,
(In millions)	2020	2021

Net cash provided by operating activities	$85	$418
Purchases of property and equipment	(37)	(63)
Capitalized software and website development costs	(21)	(45)
Free cash flow	$27	$310

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